EXHIBIT 99.1

PRESS RELEASE DATED OCTOBER 18, 2007
AS TO AMEX ACCEPTANCE

♦NEWS♦

FOR IMMEDIATE RELEASE:   October 18, 2007

CONTACT:
Brad Long / Investor Relations Galaxy Energy (360) 332-8921 (800) 574-4294	Bevo Beaven, Sr. Vice President/GM Warren Laird, Vice President CTA Integrated Communications (303) 665-4200

Amex Accepts Galaxy Energy’s Amended Plan to Meet Amex’s Continued Listing Standards

Denver, Colo. – October 18, 2007 – Galaxy Energy Corporation (Amex: GAX) has received a notice from the American Stock Exchange (Amex) indicating that Amex has accepted Galaxy’s amended plan to regain compliance with the exchange’s continued listing standards.

On October 15, 2007, Amex notified Galaxy that the company had made a reasonable demonstration of its ability to regain compliance with the exchange’s continued listing standards based on the plan submitted to Amex on August 30, 2007. Amex has accepted Galaxy’s plan based on the expectation that Galaxy will complete a sale of certain of its assets and utilize the proceeds to pay down a significant portion of its outstanding debt. Amex has continued Galaxy’s listing pursuant to an extension until December 31, 2007, by which time Galaxy must regain compliance with the continued listing standards. Galaxy will be subject to periodic review by Amex staff during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in Galaxy being delisted from Amex.

The notice from Amex reiterates Galaxy’s failure to satisfy Section 1003(a)(i), Section 1003(a)(ii), and Section 1003(a)(iii) of the Amex Company Guide for continued listing. Specifically, Galaxy has reported stockholders’ equity of less than $2 million and losses from continuing operations and/or net losses in two out of its three most recent fiscal years; has reported stockholders’ equity of less than $4 million and losses from continuing operations and/or net losses in three out of its four most recent fiscal years; and has reported stockholders’ equity of less than $6 million with losses from continuing operations and/or net losses in its five most recent fiscal years, respectively.

On September 4, 2007, Galaxy announced that the company and its wholly owned subsidiary Dolphin Energy Corporation have begun discussions with unrelated companies regarding the potential sale of a portion of its leaseholds in the Powder River Basin in Wyoming. Galaxy intends to sell a portion of the Powder River Basin assets with sufficient market value to allow Galaxy to either fully repay or substantially repay its senior debt.

Dolphin owns an average 86% working interest in 197 oil and gas wells in the Powder River Basin.  Twenty-two wells are currently selling gas at an average rate of about 365,000 cubic feet per day. The remaining wells are in various stages of dewatering, shut-in waiting on pipeline, or waiting to be completed.

About Galaxy Energy

Galaxy Energy Corporation, a development stage oil and gas exploration and production company, focuses its operations in the Powder River Basin of Wyoming and the Piceance Basin of Colorado, in addition to exploration activities in Germany and Romania. Galaxy conducts its exploration activities through two wholly owned subsidiaries, Dolphin Energy Corporation and Pannonian International, Ltd.

Forward Looking Statement

This press release consists of forward looking statements regarding the intent, belief or current expectations of Galaxy and its management. Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and actual results could differ materially from those indicated by such forward looking statements. Galaxy assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise. Please refer to Galaxy’s filings with the United States Securities and Exchange Commission for discussions of risks and uncertainties found in Forms 10-K (annual report), 10-Q (quarterly report) and other filings.

Additional information may be found at the Galaxy Energy Corporation Web site, www.galaxyenergy.com or by calling Brad Long, Investor Relations/Galaxy Energy at (800) 574-4294, Bevo Beaven or Warren Laird of CTA Integrated Communications at (303) 665-4200, or Tina Cameron, Renmark Financial Communications at (514) 939-3989.

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